Zila Announces CFO Management Change
PHOENIX—(PR NEWSWIRE)—August 1, 2007—Zila, Inc. (NASDAQ GM: ZILA), announced today that Lawrence A. Gyenes has resigned as Chief Financial Officer in order to pursue other interests. Diane E. Klein, Vice President and Treasurer, was promoted to Vice President of Finance and has assumed the duties of the principal financial officer of the Company.
Dr. Frank J. Bellizzi, President, Zila Pharmaceuticals, commented, “We are very fortunate to have an individual as experienced and capable as Diane Klein, as it allows us to promote from within the organization. On behalf of the Board of Directors and Zila’s entire management team, I would like to thank Larry for his service to the Company and wish him continued success in all of his future endeavors.”
Larry Gyenes stated, “As a continuing Zila shareholder, I wish the entire team much success as it executes upon its strategic plan.”
Diane Klein has served as Vice President and Treasurer since June, 2004. She joined Zila in August, 2003 as Director of Finance. Prior to joining the Company, Diane was Vice President-Finance for Bay Area Foods, Inc., and prior to that she held progressively responsible financial/accounting positions at Southwest Supermarkets, LLC, MegaFoods Stores, Inc. and the Circle K Corporation. She also was previously a senior manager in the audit practice of Arthur Andersen & Co. in Phoenix.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is an oral cancer screening company focused on the prevention and treatment of oral disease.
Zila is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of Soft Tissue Management (STM(R)) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent(R) Professional Powered Brush, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.
For more information about Zila, visit www.zila.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate, and we disclaim any obligation to update or revise any such forward-looking statements. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to the documents we file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended July 31, 2006, our Current Report on Form 8-K filed on December 28, 2006, and our Form 10-Q for the quarter ended April 30, 2007.
SOURCE: Zila, Inc.
CONTACT: Melanie Boosamra, Investor Relations, Zila, Inc., +1-602-200-3263